Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

enherent Corp.

and

Dynax Solutions, Inc.

1.	DEFINITIONS.		1
2.	BASIC TRANSACTION.		3
	(a)	The Merger	3
	(b)	The Closing	3
	(c)	Actions at the Closing	4
	(d)	Effect of Merger.	4
	(e)	Exchange of Certificates.	5
	(f)	Closing of Transfer Records	6
3.	REPRESENTATIONS AND WARRANTIES OF DYNAX		6
	(a)	Organization, Qualification, and Corporate Power	6
	(b)	Capitalization	6
	(c)	Authorization of Transaction	6
	(d)	Noncontravention	6
	(e)	Financial Statements; Undisclosed Liabilities.	7
	(f)	Material Adverse Changes	7
	(g)	Brokers’ Fees	8
	(h)	Disclosure	8
	(i)	Title to and Condition of Assets.	8
	(j)	Litigation, Judgments, etc	8
	(k)	Labor Contracts	8
	(l)	Compliance with Laws.	8
	(m)	Tax Matters.	9
	(n)	Real Property	9
	(o)	Insurance	9
	(p)	Reorganization	9
	(q)	Intellectual Property	9
	(r)	Employees, Officers and Directors	10
	(s)	Employee Benefits.	10
	(t)	Vote Required	11
	(u)	Contracts	11
4.	REPRESENTATIONS AND WARRANTIES OF ENHERENT		11
	(a)	Organization	11
	(b)	Capitalization	11
	(c)	Authorization of Transaction	12
	(d)	Noncontravention	12
	(e)	Brokers’ Fees	12
	(f)	Financial Statements; Undisclosed Liabilities.	12
	(g)	Material Adverse Changes	13
	(h)	Title to and Condition of Assets.	13
	(i)	Litigation, Judgments, etc	13
	(j)	Labor Contracts	13
	(k)	Compliance with Laws.	14
	(l)	Tax Matters.	14
	(m)	Real Property	14
	(n)	Insurance	14
	(o)	Reorganization	15
	(p)	Intellectual Property	15
	(q)	Employees, Officers and Directors	15
	(r)	Employee Benefits.	15
	(s)	Vote Required	16
	(t)	Contracts	16
	(u)	Disclosure	16
5.	COVENANTS		17
	(a)	General	17
	(b)	Notices and Consents	17
	(c)	Regulatory Matters and Approvals	17

- ii -

(d)	Operation of Business	17
(e)	Full Access	18
(f)	Notice of Developments	18
(g)	Exclusivity	18
(h)	Insurance and Indemnification.	19
(i)	Continuity of Business Enterprise	19
(j)	Review of Dynax Quarterly Financial Statements	19
(k)	Amendment of enherent Bylaws	19
(l)	Provision of Tax Opinion Certificates	19
(m)	Conversion of enherent Preferred Shares and Cancellation of Warrants	19
6.	CONDITIONS TO OBLIGATION TO CLOSE.	19
(a)	General Conditions	19
7.	TERMINATION.	21
(a)	Termination of Agreement	21
(b)	Effect of Termination.	21
8.	MISCELLANEOUS.	22
(a)	Survival	22
(b)	Press Releases and Public Announcements	22
(c)	No Third Party Beneficiaries	22
(d)	Entire Agreement	22
(e)	Succession and Assignment	22
(f)	Counterparts	22
(g)	Headings	22
(h)	Notices	22
(i)	Governing Law	23
(j)	Amendments and Waivers	23
(k)	Severability	23
(l)	Expenses	23
(m)	Construction	23
(n)	Incorporation of Exhibits	23

EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Proposed Bylaws of enherent Corp.
Exhibit C	Directors and Officers of the Surviving Corporation
Exhibit D	Letter of Transmittal
Exhibit E	Permitted Investments
Exhibit F	Key Employees’ Employment Terms
Exhibit G	Opinions of Counsel
Exhibit H	Dynax/enherent Indebtedness
Exhibit I	Employment Contracts

Schedule A	Capitalization of Dynax and enherent before and after Closing

- iii -

AGREEMENT AND PLAN OF MERGER

Agreement entered into on October 12, 2004 by and between enherent Corp., a Delaware corporation (“enherent”) and Dynax Solutions, Inc., a Delaware corporation (“Dynax”). enherent and Dynax are each referred to as a “Party” and collectively as the “Parties.”

This Agreement contemplates a tax-free merger of Dynax with and into enherent in a reorganization pursuant to Code §368(a)(1)(A). Dynax Stockholders will receive capital stock in enherent in exchange for their capital stock in Dynax. As further provided in this Agreement, the Parties expect that the Merger will further certain of their business objectives (including, without limitation, consolidation of duplicate programs, more complete range of services to offer customers and various economies of scale).

Now, therefore, in consideration of the premises and the mutual promises made, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS.

“Acquisition Proposal” means any offer or proposal for, or any indication of interest in (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving a Party or any of such Party’s Subsidiaries or (ii) the acquisition, directly or indirectly, of (A) an equity interest representing 50% or more of the voting securities of a Party or (B) assets, securities or ownership interests representing an amount equal to 50% or more of the consolidated assets or earning power of a Party, other than the transactions contemplated by this Agreement.

“Benefit Plan” means any retirement, incentive or welfare plan or arrangement or any other employee benefit plans, including, but not limited to, employee benefit plans defined in Section 3(3) of ERISA, to which either Party or any of its Subsidiaries contributes or which either Party or any of its Subsidiaries sponsors, maintains or otherwise is bound for the benefit of current and former employees of either Party or any of its Subsidiaries and any other plan or compensation arrangement, whether written or unwritten, that provides to employees, former employees, officers, directors and shareholders of either Party or its Subsidiaries any compensation or other benefits.

“Certificate of Merger” has the meaning set forth in §2(c) below.

“Closing” has the meaning set forth in §2(b) below.

“Closing Date” has the meaning set forth in §2(b) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conversion Ratio” has the meaning set forth in §2(d)(v)(A) below.

“Definitive Dynax Proxy Materials” means the definitive proxy materials relating to the Special Dynax Meeting.

“Definitive enherent Proxy Materials” means the definitive proxy materials relating to the Special enherent Meeting.

“Delaware General Corporation Law” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedule” has the meaning set forth in §3 below.

“Dissenting Share” means any Dynax Share which any stockholder who or which has exercised his or its statutory appraisal rights under the Delaware General Corporation Law holds of record.

“Dynax Financial Statements” means the audited financial statements of Dynax at and for each of the three (3) years ended December 31, 2003 and the unaudited interim financial statements of Dynax at and for the six (6) months ended June 30, 2004, all in the form delivered by Dynax to enherent.

“Dynax Options” has the meaning set forth in §2(d)(vii)(A).

“Dynax Share” means any share of the Common Stock, $.001 par value per share, of Dynax.

“Dynax Stock Option Plans” has the meaning set forth in §2(d)(vii)(A).

“Dynax Stockholder” means any Person who or which holds any Dynax Shares.

“Dynax Valuation” has the meaning set forth in §5(c)(ii) below.

“Effective Time” has the meaning set forth in §2(d)(i) below.

“enherent Fairness Opinion” has the meaning set forth in §5(c)(ii) below.

“enherent Financial Statements” means the audited financial statements of enherent contained in enherent’s Annual Report on Form 10-K for the year ended December 31, 2003 and the unaudited interim financial statements included in enherent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

“enherent Preferred Shares” means enherent’s Series A Senior Participating Convertible Preferred Stock.

“enherent Share” means any share of the voting common stock, $0.001 par value per share, of enherent.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Exchange Agent” has the meaning set forth in §2(e)(i) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Intellectual Property” has the meaning set forth in §3(q) below.

“IRS” means the Internal Revenue Service.

“Joint Disclosure Document” means the disclosure document combining the Prospectus, the Definitive enherent Proxy Materials, and the Definitive Dynax Proxy Materials.

“Knowledge” means actual knowledge after reasonable investigation.

“Materially Adverse” or having a “Material Adverse Effect” (whether or not such terms are capitalized) on or with respect to an entity, means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity. A matter shall be deemed to be Material with respect to an entity if it reasonably may be expected to have a financial impact in excess of ten percent (10%) of such entity’s current assets on a consolidated basis.

“Merger” has the meaning set forth in §2(a) below.

“Most Recent Fiscal Quarter End” means June 30, 2004.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prospectus” means the final prospectus relating to the registration of the enherent Shares under the Securities Act.

“Registration Statement” has the meaning set forth in §5(c)(i) below.

“Requisite Dynax Stockholder Approval” means the affirmative vote of the holders of a majority of Dynax Shares in favor of this Agreement and the Merger.

“Requisite enherent Stockholder Approval” means the affirmative vote of the holders of a majority of enherent Shares and enherent Preferred Shares voting together as a single class in favor of this Agreement and the Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Special Dynax Meeting” has the meaning set forth in §5(c)(ii) below.

“Special enherent Meeting” has the meaning set forth in §5(c)(ii) below.

“Subsidiary” means, as to any Person, any other Person of which at least 50% of the equity and voting interests are owned, directly or indirectly, by such first Person.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal that the board of directors of a Party determines in good faith on the basis of the written advice of a financial advisor and a legal advisor, and taking into account all the terms and conditions of the Acquisition Proposal, including, without limitation, the likelihood of consummation of such proposal, is more favorable to such Parties’ stockholders than the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of such Party.

“Surviving Corporation” has the meaning set forth in §2(a) below.

2. BASIC TRANSACTION.

(a) The Merger. On and subject to the terms and conditions of this Agreement, Dynax will merge with and into enherent (the “Merger”) at the Effective Time. enherent shall be the corporation surviving the Merger (the “Surviving Corporation”).

(b) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dynax in New York, New York, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the contemplated transactions (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no earlier than September 30, 2004.

(c) Actions at the Closing. At the Closing, (i) Dynax will deliver to enherent the various certificates, instruments, and documents referred to in §6(a) below, (ii) enherent will deliver to Dynax the various certificates, instruments, and documents referred to in §6(a) below, (iii) enherent and Dynax will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached as Exhibit A (the “Certificate of Merger”), and (iv) enherent will deliver to the Exchange Agent in the manner provided below in this §2 the certificate evidencing enherent Shares issued in the Merger.

(d) Effect of Merger.

(i) General. The Merger shall become effective at the time (the “Effective Time”) enherent and Dynax file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either enherent or Dynax in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) Certificate of Incorporation. The Certificate of Incorporation of enherent in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment as the result of the Merger.

(iii) Bylaws. The proposed Bylaws of enherent as set forth in Exhibit B, to be amended prior to the Effective Time, will remain the Bylaws of the Surviving Corporation without any further modification or amendment as the result of the Merger.

(iv) Directors and Officers. The persons listed on Exhibit C shall be the directors and officers of the Surviving Corporation from and after the Effective Time and will remain the directors and officers of the Surviving Corporation in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(v) Conversion of Dynax Shares.

(A) At and as of the Effective Time, (I) each Dynax Share (other than any Dissenting Share) shall be converted into the right to receive 3.8359 enherent Shares (the ratio of 3.8359 enherent Shares to one Dynax Share is the “Conversion Ratio”), and (II) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation in accordance with the provisions of the Delaware General Corporation Law. No Dynax Share shall be deemed to be outstanding or to have any rights other than those set forth above in this §2(d)(v) after the Effective Time.

(B) No fractional enherent Shares shall be issued pursuant to §2(d)(v)(A). The number of shares to be issued to any Dynax Stockholder who otherwise would be entitled to receive a fractional share shall instead be rounded to the nearest whole share.

(C) Each share of Dynax Common Stock that is owned by Dynax or any Dynax Subsidiary, as treasury stock or otherwise, shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(vi) enherent Shares. Each enherent Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

(vii) Treatment of Outstanding Options.

(A) Dynax Options. At the Effective Time, all unexercised and unexpired options to purchase Dynax Common Stock (“Dynax Options”) then outstanding, under any stock option plan of Dynax or any other plan, agreement or arrangement (the “Dynax Stock Option Plans”), whether or not then exercisable, will be assumed by the Surviving Corporation. Each Dynax Option so assumed by the Surviving Corporation under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Dynax Stock Option Plans immediately prior to the Effective Time, except that (i) each Dynax Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of enherent Common Stock equal to the product of the number of shares of Dynax Common Stock that were issuable upon exercise of such Dynax Option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of enherent Common Stock and (ii) the per share exercise price for the shares of enherent Common Stock issuable upon exercise of such Dynax Option assumed, will be equal to the quotient determined by dividing the exercise price per share of Dynax Common Stock at which such Dynax Option was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded to the nearest whole cent. The conversion of any Dynax Options which are incentive stock options within the meaning of Section 422 of the Code, into options to purchase enherent Common Stock shall be made so as not to constitute a “modification” of such Dynax Options within the meaning of Section 424 of the Code. A Dynax employee’s continuous employment with Dynax or its Subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Dynax Options after the Effective Time.

(B) enherent Options. At the Effective Time all unexercised and unexpired options to purchase enherent Common Stock then outstanding under any stock option agreement or arrangement, whether or not then exercisable, will not be effected by the Merger.

(e) Exchange of Certificates.

(i) Immediately after the Effective Time, (A) the Surviving Corporation will furnish to Mellon Shareholder Services (the “Exchange Agent”) a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of enherent Shares equal to the product of (x) the Conversion Ratio times (y) the number of outstanding Dynax Shares (other than any Dissenting Shares) and (B) the Surviving Corporation will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form attached as Exhibit D to each record holder of outstanding Dynax Shares for the holder to use in surrendering the certificates which represented his or its Dynax Shares in exchange for a certificate representing the number of enherent Shares to which he or it is entitled.

(ii) The Surviving Corporation will not pay any dividend or make any distribution on the enherent Shares (with a record date at or after the Effective Time) to any record holder of outstanding Dynax Shares until the holder surrenders for exchange his or its certificates which represented Dynax Shares. The Surviving Corporation instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. The Surviving Corporation may cause the Exchange Agent to invest any cash the Exchange Agent receives from the Surviving Corporation as a dividend or distribution in one or more of the permitted investments set forth on Exhibit E attached; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Dynax Shares as necessary. The Surviving Corporation may cause the Exchange Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Surviving Corporation will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Dynax Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

(iii) The Surviving Corporation may cause the Exchange Agent to return any enherent Shares and dividends and distributions remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Dynax Shares shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as a general creditor with respect to the enherent Shares and dividends and distributions to which he or it is entitled upon surrender of his or its certificates.

(iv) The Surviving Corporation shall pay all charges and expenses of the Exchange Agent.

(v) The parties acknowledge and agree that certificates representing enherent Shares to be issued in the Merger to Persons who at the Effective Time may be deemed to be “affiliates” of Dynax or enherent for purposes of Rule 145 under the Securities Act will bear such restrictive legends as enherent, based on the advice of counsel, deems appropriate.

(f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Dynax Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

3. REPRESENTATIONS AND WARRANTIES OF DYNAX. Dynax represents and warrants to enherent that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

(a) Organization, Qualification, and Corporate Power. The Disclosure Schedule sets forth a complete list of each Subsidiary of Dynax. Dynax and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Dynax and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. A complete list of the jurisdictions in which Dynax and each of its Subsidiaries is qualified to do business is included in the Disclosure Schedule. Dynax and each of its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Capitalization. The entire authorized capital stock of Dynax consists of 20,000,000 Dynax Shares, of which 5,408,259 Dynax Shares are issued and outstanding. All of the issued and outstanding Dynax Shares have been duly authorized and are validly issued, fully paid, and nonassessable and no class of capital stock of Dynax is entitled to preemptive rights. Each outstanding Dynax Share has been issued in compliance with federal and state securities laws. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Dynax or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Dynax or any of its Subsidiaries. The capitalization of Dynax prior to Closing is set forth on Schedule A.

(c) Authorization of Transaction. Dynax has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement; provided, however, that Dynax cannot consummate the Merger unless and until it receives the Requisite Dynax Stockholder Approval. The execution, delivery and performance by Dynax of this Agreement has been duly authorized by Dynax, and the board of directors of Dynax has recommended approval and adoption of this Agreement and the Merger by the Dynax Stockholders conditioned on receipt of the Dynax Valuation. This Agreement is a valid and binding agreement of Dynax enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights, remedies and general principals of equity, including any limitations of the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. Complete and correct copies of Dynax’ Certificate of Incorporation and Bylaws, each as amended to date, and of the stock ledgers of Dynax have been delivered or made available to enherent.

(d) Noncontravention. To the Knowledge of the directors and officers of Dynax, neither the execution and the delivery of this Agreement, nor the consummation of the contemplated transactions, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Dynax or any of its Subsidiaries is subject or any provision of the Certificate of Incorporation or Bylaws of Dynax or such Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Dynax or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the directors and officers of Dynax, except with respect to the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws or as set forth in the Disclosure Schedule, Dynax is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on Dynax and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(e) Financial Statements; Undisclosed Liabilities.

(i) The Dynax Financial Statements fairly represent, in all Material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Dynax and its consolidated Subsidiaries as of the date thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(ii) To the Knowledge of the directors and officers of Dynax, there are no liabilities or obligations of Dynax or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than:

(A) liabilities or obligations disclosed and provided for in the Dynax balance sheet at the Most Recent Fiscal Quarter End included in the Dynax Financial Statements or in their notes;

(B) liabilities or obligations incurred in the Ordinary Course of Business since the Most Recent Fiscal Quarter End; and

(C) liabilities or obligations that, individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(f) Material Adverse Changes. Except as set forth in the Disclosure Schedule, and except as contemplated or permitted by this Agreement, since the Most Recent Fiscal Quarter End the business of Dynax and its Subsidiaries has been operated in the Ordinary Course of Business and consistent with past practices and there has not occurred:

(i) any event that has caused a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole;

(ii) any salary or compensation increase to any employee of Dynax or any of its Subsidiaries or any changes to or creation of any Dynax Benefit Plan, except in the Ordinary Course of Business;

(iii) any increase in indebtedness for borrowed money incurred by Dynax or any of its Subsidiaries, nor any incurrence of any other obligation or liability (fixed or contingent) except in the Ordinary Course of Business;

(iv) any proceeding with respect to a merger, consolidation, liquidation or reorganization of Dynax or any of its Subsidiaries other than such proceedings relating to this Agreement;

(v) any loan or advance made by Dynax or any of its Subsidiaries to any Person;

(vi) any change in the prices or pricing policies with respect to any of the services of Dynax or any of its Subsidiaries, except in the Ordinary Course of Business; or

(vii) any agreement by Dynax or any of its Subsidiaries to take any of the actions described in the foregoing.

(g) Brokers’ Fees. Except as set forth in the Disclosure Schedule, Dynax has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(h) Disclosure. The Definitive Dynax Proxy Materials will not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements made, in the light of the circumstances under which they will be made, not misleading; provided, however, that Dynax makes no representation or warranty with respect to any information that enherent will supply specifically for use in the Definitive Dynax Proxy Materials. None of the information that Dynax will supply specifically for use in the Registration Statement, the Prospectus, or the Definitive enherent Proxy Materials will contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements made, in the light of the circumstances under which they will be made, not misleading.

(i) Title to and Condition of Assets.

(i) Except as set forth in the Disclosure Schedule, and for such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole, Dynax and each of its Subsidiaries has good and marketable title to all of the assets owned by it, free and clear of all Security Interests.

(ii) The tangible personal property owned or leased by Dynax and each of its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted.

(j) Litigation, Judgments, etc. As of the date hereof, there are no lawsuits or legal proceedings pending or to the Knowledge of the directors and officers of Dynax threatened against Dynax or any of its Subsidiaries, and no judgments or orders outstanding against or otherwise specifically related to, any of its or its Subsidiaries’ officers, directors or shareholders, which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole or could materially and adversely affect the ability of Dynax to perform its obligations under this Agreement.

(k) Labor Contracts. There are no existing collective bargaining agreements or contracts or agreements with labor unions, relating to, involving or affecting the employees of Dynax or any of its Subsidiaries to which Dynax or any of its Subsidiaries is a party or by which it is bound.

(l) Compliance with Laws.

(i) Dynax and each of its Subsidiaries has complied with, and is in compliance with all applicable laws, except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole.

(ii) Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole, all reports, notices, forms and filings, and all fees and payments, required to be given to, filed with, or paid to, any governmental authority by Dynax or any of its Subsidiaries under all applicable laws have been timely and properly given and made by Dynax or such Subsidiary and are complete and accurate, in each case as required by applicable law.

(iii) Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole, neither Dynax nor any of its Subsidiaries has received any written notice from any governmental authority or any other Person that it or its business is in violation of any applicable law.

(m) Tax Matters.

(i) Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole, (A) Dynax and its Subsidiaries have filed timely all tax returns required to be filed by it, and all such tax returns are true, correct and complete in all material respects, (B) all tax returns of Dynax and each of its Subsidiaries filed after the date hereof and prior to the Closing will be made in accordance with applicable legal requirements and will be consistent with the past practices of Dynax and will be true, correct and complete in all material respects, and (C) Dynax and each of its Subsidiaries has timely paid and will pay all taxes which have become due and payable or which will become due and payable as shown on any tax return referred to in the foregoing two clauses.

(ii) Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole, (A) Dynax and its Subsidiaries have not received written notice of any proposed or determined tax deficiency or assessment from any taxing governmental authority, (B) there are no audits, examinations, requests for information or other administrative proceedings pending with respect to Dynax or any of its Subsidiaries, (C) there are no outstanding agreements or waivers by or with respect to Dynax or any of its Subsidiaries that extend the statutory period of limitations applicable to any federal, state or local tax returns or taxes for any period, and (D) neither Dynax nor any of its Subsidiaries has entered into any closing agreements or other agreements with any governmental authority relating to the payment of taxes by Dynax or any of its Subsidiaries which if not timely paid or discharged may result in the imposition of any lien on any of the assets of Dynax, and there are no liens for taxes on the assets of Dynax or any of its Subsidiaries, except for liens arising by operation of law for taxes not yet due.

(iii) Dynax has made available to enherent copies of all income tax returns filed by Dynax and its Subsidiaries after December 31, 2000.

(n) Real Property. Neither Dynax nor any of its Subsidiaries owns any real property. Dynax and each of its Subsidiaries holds valid leasehold interests to all real property leased by it. The Disclosure Schedule lists all real property leases to which Dynax and each of its Subsidiaries is a party and whether consummation of the transactions contemplated by this Agreement triggers a third party consent right under such lease.

(o) Insurance. The assets and the business of Dynax and its Subsidiaries are insured against claims, loss or damage in amounts generally customary in the information technology services industry. All such policies are in full force and effect and to the Knowledge of the directors and officers of Dynax are with financially sound insurers. The Disclosure Schedule lists and describes the amount and nature of the coverage under each insurance policy maintained by Dynax or a Dynax Subsidiary and the insurance carrier.

(p) Reorganization. Dynax will not take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of §368(a) of the Code.

(q) Intellectual Property. Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole, Dynax and each Dynax Subsidiary owns or has a valid license to use each trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right

(collectively, the “Intellectual Property”) necessary to carry on its business substantially as currently conducted. Neither Dynax nor any of its Subsidiaries has received any notice of infringement of or conflict with, and to the Knowledge of the directors and officers of Dynax, there are no infringements of or conflicts with, the rights of any Person with respect to the use of any Intellectual Property that, in either such case, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole.

(r) Employees, Officers and Directors. The Disclosure Schedule includes a list of the names and positions of each of the officers, directors and employees (in the case of employees earning at least $100,000 per year) of Dynax and each of its Subsidiaries, and the annual wage, salary and bonus information of such employees as of the date of this Agreement.

(s) Employee Benefits.

(i) List of Benefit Plans. All of the material Benefit Plans maintained by Dynax and its Subsidiaries are listed and described in the Disclosure Schedule, and complete and accurate copies of (including any amendments to) any such written Benefit Plans (or related insurance policies) have been furnished to enherent, along with copies of any employee handbooks or similar documents describing such Benefit Plans. Any material unwritten Benefit Plans also are listed in the Disclosure Schedule.

(ii) Reporting. Dynax has made available to enherent the Forms 5500 filed for each of the Benefit Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other employer notices required to be filed or distributed under ERISA (including governmental filings and descriptions of material changes to Dynax’ and its Subsidiaries’ Benefit Plans for the last three (3) plan years, and the current summary plan descriptions).

(iii) Compliance. Each Benefit Plan maintained by Dynax and its Subsidiaries has been administered in compliance with its own terms and in compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable legal requirements where individually or in the aggregate the failure to comply would not reasonably be likely to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole.

(iv) Plan Requirements. At all times on or prior to the Closing, each Benefit Plan, to the extent such Benefit Plan is intended to be tax-qualified, satisfies in all material respects all minimum coverage, minimum participation and non-discrimination requirements, if any, imposed on such Benefit Plan by the applicable terms of the Code and ERISA.

(v) Audits. No director or officer of Dynax has any Knowledge of the existence of any governmental inspection, investigation, audit or examination of any Benefit Plan maintained by Dynax and its Subsidiaries or of any facts that would lead it to believe that any such governmental inspection, investigation, audit or examination is pending or threatened.

(vi) Retiree Coverage. Neither Dynax nor any of its Subsidiaries sponsors, maintains or contributes to any Benefit Plan that provides medical or death benefit coverage to former employees of Dynax or any of its Subsidiaries, except to the extent required by §4980B of the Code.

(vii) Accelerated Payment; Enhanced Benefits. Except as specifically disclosed in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, stay bonuses, severance, or unemployment compensation) becoming due to any director or employee of Dynax or any of its Subsidiaries; (B) result in the accrual by an employee of Dynax or any of its Subsidiaries; of a right to receive greater benefits upon termination of employment on or subsequent to the Closing Date; (C) result in the acceleration of vesting under any Benefit Plan; or (D) materially increase any benefits otherwise payable under any Benefit Plan.

(viii) Stock Options and Warrants. Except as disclosed in the Disclosure Schedule, there are no currently outstanding stock options, warrants or other rights extended to employees, directors or independent contractors of Dynax or any Dynax Subsidiary that, in their current form and without regard to the transactions contemplated by this Agreement would grant to such Persons the ability to purchase or otherwise receive stock in Dynax or any Dynax Subsidiary.

(ix) Employment Agreements. Dynax has delivered or made available to enherent (A) copies of all employment agreements with officers and employees of Dynax involving payments in excess of $100,000, (B) copies of any material severance agreements and plans of Dynax with or relating to its employees; and (C) copies of all material plans and agreements of Dynax with or relating to its employees that contain change in control provisions. The Disclosure Schedule sets forth a list of all such employee agreements in effect as of the date of this Agreement.

(t) Vote Required. The only vote of the holders of any class or series of capital stock of Dynax necessary to approve this Agreement and the transactions contemplated hereby is the Requisite Dynax Stockholder Approval.

(u) Contracts. The Disclosure Schedule sets forth for the period from January 1, 2004 through June 30, 2004: (a) the revenues generated by the ten highest revenue generating customers of Dynax or its Subsidiaries and; (b) the payments made to the ten most highly paid vendors of Dynax or its Subsidiaries as well as any non-competition agreement or any other agreement or obligation which materially limits or will materially limit Dynax, any Dynax Subsidiary or the Surviving Corporation from engaging in the information technology services business. With such exceptions as, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole, (A) each of the contracts, agreements and commitments of Dynax and each of its Subsidiaries is valid and in full force and effect and (B) Dynax has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any such contract, agreement or commitment. The Disclosure Schedule notes with respect to each such contract whether consummation of the transactions contemplated by this Agreement triggers a third party consent requirement. To the Knowledge of the directors and officers of Dynax, no counterparty to any such contract, agreement or commitment has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default or other breach under the provisions of, such contract, agreement or commitment, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have a Material Adverse Effect on the financial condition of Dynax and its Subsidiaries taken as a whole.

4. REPRESENTATIONS AND WARRANTIES OF ENHERENT. enherent represents and warrants to Dynax that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this §4.

(a) Organization. The Disclosure Schedule sets forth a complete list of each Subsidiary of enherent. enherent and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. enherent and each of its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. A complete list of the jurisdictions in which enherent and each of its Subsidiaries is qualified to do business is included in the Disclosure Schedule. enherent and each of its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Capitalization. The entire authorized capital stock of enherent consists of 50,000,000 enherent Shares, 1,000,000 shares of non-voting common stock, par value $0.001 per share, and 10,000,000 shares of enherent Preferred Shares, par value $0.001 per share, of which 17,718,854 enherent Shares are issued and outstanding, 1,849,123 enherent Shares are held in treasury and 4,250,000 enherent Preferred Shares are outstanding. Each outstanding enherent Share and enherent Preferred Share has been issued in compliance with federal and state securities laws. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require enherent or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. There are not outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to enherent or any of its Subsidiaries. All of enherent Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. Schedule A sets forth the capitalization of enherent: (i) after the conversion of the enherent Preferred Shares; and (ii) after the Closing.

(c) Authorization of Transaction. enherent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement; provided, however, that enherent cannot consummate the Merger unless and until it receives the Requisite enherent Stockholder Approval. The execution, delivery and performance by enherent of this Agreement has been duly authorized by enherent, and the board of directors of enherent has recommended approval and adoption of this Agreement and the Merger by the enherent stockholders conditioned on receipt of the enherent Fairness Opinion. This Agreement is a valid and binding agreement of enherent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights, remedies and general principals of equity, including any limitations of the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. Complete and correct copies of enherent’s Certificate of Incorporation and Bylaws, each as amended to date, have been delivered or made available to Dynax.

(d) Noncontravention. To the Knowledge of the directors and officers of enherent, neither the execution and the delivery of this Agreement, nor the consummation of the contemplated transactions, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which enherent or any of its Subsidiaries is subject or any provision of the Certificate of Incorporation or Bylaws of enherent or such Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which enherent or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except with respect to the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws or as set forth in the Disclosure Schedule, enherent does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Brokers’ Fees. Except as set forth on the Disclosure Schedule, enherent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(f) Financial Statements; Undisclosed Liabilities.

(i) The enherent Financial Statements fairly represent, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of enherent and its consolidated Subsidiaries as of the date thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(ii) To the Knowledge of the directors and officers of enherent, there are no liabilities or obligations of enherent or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than:

(A) liabilities or obligations disclosed and provided for in the enherent balance sheet at the Most Recent Fiscal Quarter End included in the enherent Financial Statements or in their notes;

(B) liabilities or obligations incurred in the Ordinary Course of Business since the Most Recent Fiscal Quarter End; and

(C) liabilities or obligations that, individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(g) Material Adverse Changes. Except as set forth in the Disclosure Schedule, and except as contemplated or permitted by this Agreement, since the Most Recent Fiscal Quarter End the business of enherent and its Subsidiaries has been operated in the Ordinary Course of Business and consistent with past practices and there has not occurred:

(i) any event that has caused a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole;

(ii) any salary or compensation increase to any employee of enherent or any of its Subsidiaries or any changes to or creation of any enherent Benefit Plan, except in the Ordinary Course of Business;

(iii) any increase in indebtedness for borrowed money incurred by enherent or any of its Subsidiaries, nor any incurrence of any other obligation or liability (fixed or contingent) except in the Ordinary Course of Business;

(iv) any proceeding with respect to a merger, consolidation, liquidation or reorganization of enherent or any of its Subsidiaries other than such proceedings relating to this Agreement;

(v) any loan or advance made by enherent or any of its Subsidiaries to any Person;

(vi) any change in the prices or pricing policies with respect to any of the services of enherent or any of its Subsidiaries, except in the Ordinary Course of Business; or

(vii) any agreement by enherent or any of its Subsidiaries to take any of the actions described in the foregoing.

(h) Title to and Condition of Assets.

(i) Except as set forth in the Disclosure Schedule, and for such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole, enherent and each of its Subsidiaries has good and marketable title to all of the assets owned by it, free and clear of all Security Interests.

(ii) The tangible personal property owned or leased by enherent and each of its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted.

(i) Litigation, Judgments, etc. As of the date hereof, there are no lawsuits or legal proceedings pending or to the Knowledge of the directors and officers of enherent, threatened against enherent or any of its Subsidiaries, and no judgments or orders outstanding against or otherwise specifically related to, any of its or its Subsidiaries’ officers, directors or shareholders, which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect on the financial condition of enherent as a whole or could materially and adversely affect the ability of enherent to perform its obligations under this Agreement.

(j) Labor Contracts. There are no existing collective bargaining agreements or contracts or agreements with labor unions, relating to, involving or affecting the employees of enherent or any of its Subsidiaries to which enherent or any of its Subsidiaries is a party or by which it is bound.

(k) Compliance with Laws.

(i) enherent and each of its Subsidiaries has complied with, and is in compliance with all applicable laws, except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole.

(ii) Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole, all reports, notices, forms and filings, and all fees and payments, required to be given to, filed with, or paid to, any governmental authority by enherent or any of its Subsidiaries under all applicable laws have been timely and properly given and made by enherent or such Subsidiary and are complete and accurate, in each case as required by applicable law.

(iii) Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole, neither enherent nor any of its Subsidiaries has received any written notice from any governmental authority or any other Person that it or its business is in violation of any applicable law.

(l) Tax Matters.

(i) Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole, (A) neither enherent nor any of its Subsidiaries has filed timely all tax returns required to be filed by it, and all such tax returns are true, correct and complete in all material respects, (B) all tax returns of enherent and each of its Subsidiaries filed after the date hereof and prior to the Closing will be made in accordance with applicable legal requirements and will be consistent with the past practices of enherent and will be true, correct and complete in all material respects, and (C) enherent and each of its Subsidiaries has timely paid and will pay all taxes which have become due and payable or which will become due and payable as shown on any tax return referred to in the foregoing two clauses.

(ii) Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole, (A) neither enherent nor any of its Subsidiaries has received written notice of any proposed or determined tax deficiency or assessment from any taxing governmental authority, (B) there are no audits, examinations, requests for information or other administrative proceedings pending with respect to enherent or any of its Subsidiaries, (C) there are no outstanding agreements or waivers by or with respect to enherent or any of its Subsidiaries that extend the statutory period of limitations applicable to any federal, state or local tax returns or taxes for any period, and (D) neither enherent nor any of its Subsidiaries has entered into any closing agreements or other agreements with any governmental authority relating to the payment of taxes by enherent or any of its Subsidiaries which if not timely paid or discharged may result in the imposition of any lien on any of the assets of enherent, and there are no liens for taxes on the assets of enherent or any of its Subsidiaries, except for liens arising by operation of law for taxes not yet due.

(iii) enherent has made available to Dynax copies of all income tax returns filed by enherent and its Subsidiaries after December 31, 2000.

(m) Real Property. Neither enherent nor any of its Subsidiaries owns any real property. enherent and each of its Subsidiaries holds valid leasehold interests to all real property leased by it. The Disclosure Schedule lists all real property leases to which enherent and each of its Subsidiaries is a party and whether consummation of the transactions contemplated by this Agreement triggers a third party consent right under such lease.

(n) Insurance. The assets and the business of enherent and its Subsidiaries are insured against claims, loss or damage in amounts generally customary in the information technology services industry. All such policies are in full force and effect and to the Knowledge of the directors and officers of enherent are with financially sound insurers. The Disclosure Schedule lists and describes the amount and nature of the coverage under each insurance policy maintained by enherent or a enherent Subsidiary and the insurance carrier.

(o) Reorganization. enherent will not take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of §368(a) of the Code.

(p) Intellectual Property. Except with such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole, enherent and each enherent Subsidiary owns or has a valid license to use the Intellectual Property necessary to carry on its business substantially as currently conducted. Neither enherent nor any of its Subsidiaries has received any notice of infringement of or conflict with, and to the Knowledge of the directors and officers of enherent, there are no infringements of or conflicts with, the rights of any Person with respect to the use of any Intellectual Property that, in either such case, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole.

(q) Employees, Officers and Directors. The Disclosure Schedule includes a list of the names and positions of each of the officers, directors and employees (in the case of employees earning at least $100,000 per year) of enherent and each of its Subsidiaries, and the annual wage, salary and bonus information of such employees as of the date hereof.

(r) Employee Benefits.

(i) List of Benefit Plans. All of the material Benefit Plans maintained by enherent and its Subsidiaries are listed and described in the Disclosure Schedule, and complete and accurate copies of (including any amendments to) any such written Benefit Plans (or related insurance policies) have been furnished to enherent, along with copies of any employee handbooks or similar documents describing such Benefit Plans. Any material unwritten Benefit Plans also are listed in the Disclosure Schedule.

(ii) Reporting. enherent has made available to Dynax the Forms 5500 filed for each of the Benefit Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other employer notices required to be filed or distributed under ERISA (including governmental filings and descriptions of material changes to enherent’s and its Subsidiaries’ Benefit Plans for the last three (3) plan years, and the current summary plan descriptions).

(iii) Compliance. Each Benefit Plan maintained by enherent and its Subsidiaries has been administered in compliance with its own terms and in compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable legal requirements where individually or in the aggregate the failure to comply would not reasonably be likely to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole.

(iv) Plan Requirements. At all times on or prior to the Closing, each Benefit Plan, to the extent such Benefit Plan is intended to be tax-qualified, satisfies in all material respects all minimum coverage, minimum participation and non-discrimination requirements, if any, imposed on such Benefit Plan by the applicable terms of the Code and ERISA.

(v) Audits. No director or officer of enherent has any Knowledge of the existence of any governmental inspection, investigation, audit or examination of any Benefit Plan maintained by enherent and its Subsidiaries or of any facts that would lead it to believe that any such governmental inspection, investigation, audit or examination is pending or threatened.

(vi) Retiree Coverage. Neither enherent nor any of its Subsidiaries sponsors, maintains or contributes to any Benefit Plan that provides medical or death benefit coverage to former employees of enherent or any of its Subsidiaries, except to the extent required by §4980B of the Code.

(vii) Accelerated Payment; Enhanced Benefits. Except as specifically disclosed in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, stay bonuses, severance, or unemployment compensation) becoming due to any director or employee of enherent or any of its Subsidiaries; (B) result in the accrual by an employee of enherent or any of its Subsidiaries of a right to receive greater benefits upon termination of employment on or subsequent to the Closing Date; (C) result in the acceleration of vesting under any Benefit Plan; or (D) materially increase any benefits otherwise payable under any Benefit Plan.

(viii) Stock Options and Warrants. Except as disclosed in the Disclosure Schedule, there are no currently outstanding stock options, warrants or other rights extended to employees, directors or independent contractors of enherent or any enherent Subsidiary that, in their current form and without regard to the transactions contemplated by this Agreement would grant to such Persons the ability to purchase or otherwise receive stock in enherent or any enherent Subsidiary.

(ix) Employment Agreements. enherent has delivered or made available to Dynax (A) copies of all employment agreements with officers and employees of enherent involving payments in excess of $100,000, (B) copies of any material severance agreements and plans of enherent with or relating to its employees; and (C) copies of all material plans and agreements of enherent with or relating to its employees that contain change in control provisions. The Disclosure Schedule sets forth a list of all employee agreements described in the Disclosure Schedule.

(s) Vote Required. The only vote of the holders of any class or series of capital stock of enherent necessary to approve this Agreement and the transactions contemplated hereby is the Requisite enherent Stockholder Approval.

(t) Contracts. The Disclosure Schedule sets forth for the period from January 1, 2004 through June 30, 2004: (a) the revenues generated by the ten highest revenue generating customers of enherent or its Subsidiaries and; (b) the payments made to the ten most highly paid vendors of enherent or its Subsidiaries as well as any non-competition agreement or any other agreement or obligation which materially limits or will materially limit enherent, any enherent Subsidiary or the Surviving Corporation from engaging in the information technology services businesses. With such exceptions as, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole, (A) each of the contracts, agreements and commitments of enherent and each of its Subsidiaries is valid and in full force and effect and (B) enherent has not violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any such contract, agreement or commitment. The Disclosure Schedule notes with respect to each such contract whether consummation of the transactions contemplated by this Agreement triggers a third party consent requirement. To the Knowledge of the directors and officers of enherent, no counterparty to any such contract, agreement or commitment has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default or other breach under the provisions of, such contract, agreement or commitment, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have a Material Adverse Effect on the financial condition of enherent and its Subsidiaries taken as a whole.

(u) Disclosure. The Registration Statement, the Prospectus, and the Definitive enherent Proxy Materials will comply with the Securities Act and the Securities Exchange Act in all material respects. The Registration Statement, the Prospectus, and the Definitive enherent Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that enherent makes no representation or warranty with respect to any information that Dynax will supply specifically for use in the Registration Statement, the Prospectus, and the Definitive enherent Proxy Materials. None of the information that enherent will supply specifically for use in the Definitive Dynax Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they will be made, not misleading.

5. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement until the Closing Date or date of termination of this Agreement:

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6 below).

(b) Notices and Consents. Each Party will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that either Party reasonably may request, including, without limitation, those third party consents noted as “Required Consents” in the Disclosure Schedule. Each Party will cooperate with the other by taking such actions as may reasonably be requested to facilitate obtaining such third party consents.

(c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies referenced in §3(d) and §4(d) above. Without limiting the generality of the foregoing:

(i) Securities Act. Securities Exchange Act, and State Securities Laws. enherent will prepare and file with the SEC a registration statement under the Securities Act relating to the offering and issuance of enherent Shares at Closing (the “Registration Statement”) and preliminary proxy materials under the Securities Exchange Act relating to the Special enherent Meeting. enherent will use its best efforts to respond to the comments of the SEC and will make any further filings (including amendments and supplements) that may be necessary. Dynax will provide enherent with whatever information and assistance in connection with the foregoing filings that enherent reasonably may request. enherent will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of enherent Shares.

(ii) Delaware General Corporation Law. Dynax will call a special meeting of its stockholders (the “Special Dynax Meeting”) as soon as reasonably practicable after the later to occur of (i) the date that the SEC informs enherent whether the SEC staff will review the Registration Statement and (ii) the date that enherent concludes that the completion of the SEC review process related to the Registration Statement is imminent in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. enherent will call a special meeting of its stockholders (the “Special enherent Meeting”) as soon as reasonably practicable after the later to occur of (i) the date that the SEC informs enherent whether the SEC staff will review the Registration Statement and (ii) the date that enherent concludes that the completion of the SEC review process related to the Registration Statement is imminent in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. The Parties will mail the Joint Disclosure Document to their respective stockholders simultaneously and as soon as reasonably practicable after the SEC has declared the Registration Statement effective. Assuming that (a) the Dynax board of directors receives a valuation report of Dresner Investments related to Dynax, in form and substance satisfactory to the Dynax board of directors and to enherent (the “Dynax Valuation”), (b) the enherent board of directors receives an opinion of Covington Associates as to the fairness of the Conversion Ratio to enherent Stockholders from a financial point of view in form and substance satisfactory to the enherent board of directors and Dynax (the “enherent Fairness Opinion”), the Joint Disclosure Document will contain the affirmative recommendations of the respective boards of directors of the Parties in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of either Party shall be required to violate any fiduciary duty or other requirement imposed by law.

(d) Operation of Business. Neither Party nor any of such Party’s Subsidiaries will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing without the prior written consent of the other Party’s chief executive officer, which consent will not be unreasonably withheld:

(i) neither Party nor any of such Party’s Subsidiaries will authorize or effect any change in its Certificate of Incorporation or Bylaws, except that enherent will cause the adoption of the Bylaws shown in Exhibit B;

(ii) neither Party nor any of such Party’s Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(iii) neither Party nor any of such Party’s Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

(iv) neither Party nor any of such Party’s Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(v) neither Party nor any of such Party’s Subsidiaries will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

(vi) neither Party nor any of such Party’s Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

(vii) neither Party nor any of such Party’s Subsidiaries will make any change in employment terms or Benefit Plans for any of its directors, officers, and employees outside the Ordinary Course of Business;

(viii) neither Party nor any of such Party’s Subsidiaries will take or allow any of its Subsidiaries to take any action that would cause the representations and warranties made by it in this Agreement not to be true, correct and accurate in all material respects at the Closing Date;

(ix) neither Party nor any of such Party’s Subsidiaries will dispose of any assets except for sales of non-material assets in the Ordinary Course of Business;

(x) neither Party nor any of such Party’s Subsidiaries will amend or modify in any material respect any agreement to which it is a party that is material to its financial condition or results of operations;

(xi) except for new employment contracts to be entered into with Pamela Fredette, Lori Stanley, Roger DiPiano and a chief financial officer (the summary of the business terms of such contracts are attached as Exhibit F) and employment contracts between enherent and each of David Green, William O’Brian, Linda Condon and Naresh Sundaram reflecting the terms under which such individuals currently are employed by enherent, neither Party nor any of such Party’s Subsidiaries will enter into new contracts, agreements, commitments, arrangements or understandings which would involve payments by the Surviving Corporation in excess of $100,000 per annum individually;

(xii) neither Party nor any of its Subsidiaries will make capital expenditures in excess of $25,000 per individual expenditure or $50,000 in the aggregate; and

(xiii) neither Party nor any of such Party’s Subsidiaries will commit to any of the foregoing.

(e) Full Access. Each Party will permit representatives of the other Party to have full access at all reasonable times, and in a manner so as not to interfere with normal business operations to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each Party.

(f) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. Neither Party will, and will cause its officers, directors and advisors not to, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of such Party (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that each Party, and its directors, officers and advisors will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing if such Party has received the written advice of counsel to the effect that their fiduciary duties may require such participation. Each Party shall notify the other immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h) Insurance and Indemnification.

(i) The Surviving Corporation will maintain directors’ and officers’ liability insurance of at least $5 million in the aggregate for at least 36 months, which insurance covers the prior acts of the officers and directors who have served Dynax or enherent.

(ii) The Surviving Corporation will observe any indemnification provisions now existing in the certificate of incorporation or bylaws of Dynax for the benefit of any individual who served as a director or officer of Dynax at any time prior to the Effective Time.

(iii) The Surviving Corporation will indemnify each individual who served as a director or officer of either Party at any time prior to the Effective Time from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all court costs and reasonable attorneys’ fees and expenses, resulting from, arising out of, relating to, in the nature of, or caused by this Agreement or any of the contemplated transactions.

(i) Continuity of Business Enterprise. enherent will continue at least one significant historic business line of Dynax, or use at least a significant portion of Dynax’s historic business assets in a business, in each case within the meaning of IRS Reg. § 1.368-1(d).

(j) Review of Dynax Quarterly Financial Statements. Dynax shall cause Cornick, Garber & Sandler L.L.P. to conduct a review of the unaudited quarterly financial statements included in the Dynax Financial Statements that is substantially equivalent to the review that would have been conducted had such financial statements been included in a Quarterly Report on Form 10-Q.

(k) Amendment of enherent Bylaws. enherent shall cause the proposed Bylaws set forth in Exhibit B to be adopted prior to the submission to its shareholders of the Joint Disclosure Document.

(l) Provision of Tax Opinion Certificates. Each Party shall furnish to Jackson Walker, L.L.P. appropriate certifications reasonably required to enable Jackson Walker, L.L.P. to issue the opinion referred to in Section 6(a)(ix) below.

(m) Conversion of enherent Preferred Shares and Cancellation of Warrants. enherent shall cause the conversion of outstanding enherent Preferred Shares to enherent Shares and cancellation of warrants issued to holders of enherent Preferred Shares in connection with the issuance of enherent Preferred Shares to occur prior to Closing.

6. CONDITIONS TO OBLIGATION TO CLOSE.

(a) General Conditions. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) this Agreement and the Merger shall have received the Requisite enherent Stockholder Approval and the Requisite Dynax Stockholder Approval;

(ii) the Parties shall have procured all of the third party consents specifically identified as “Required Consents” in the Disclosure Schedule;

(iii) the representations and warranties set forth in §3 and 4 above shall be true and correct in all material respects at and as of the Closing Date;

(iv) each Party shall have performed and complied with all of its covenants in all material respects through the Closing;

(v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the assets currently owned by the Parties and their respective Subsidiaries and to operate the businesses currently operated by the Parties and their respective Subsidiaries. There shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(vi) each Party shall have delivered to the other a certificate to the effect that each of the conditions specified above in §6(a)(i)-(v) is satisfied in all respects;

(vii) the Registration Statement shall have become effective under the Securities Act and shall remain effective at the Effective Time and no stop order suspending effectiveness shall have been issued, and no action, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing;

(viii) each Party shall have received from respective counsel to the other Party an opinion in form and substance as set forth in Exhibit G, and dated as of the Closing Date;

(ix) the Parties shall have received from Jackson Walker, L.L.P. an opinion in form and substance similar to that contained in the Joint Disclosure Document to the effect that the Merger will constitute a tax-free reorganization pursuant to Code §368(a)(l)(A);

(x) each outstanding enherent Preferred Share shall have been converted to enherent Common Stock;

(xi) the warrants issued to holders of enherent Preferred Shares in connection with the issuance of the enherent Preferred Shares shall have been cancelled;

(xii) each Party shall have entered into agreements with respect to the restructuring of it’s indebtedness on the terms set forth on Exhibit H;

(xiii) Ableco, Dynax’s senior institutional lender, shall have agreed to furnish a credit facility to the Surviving Corporation on terms reasonably satisfactory to the boards of directors of each Party;

(xiv) Dynax shall have entered into employment contracts in substantially the form of Exhibit I with those employees listed in the schedule attached to Exhibit I; and

(xv) the Dissenting Shares shall comprise no more than 10% of the outstanding Dynax Shares; and

(xvi) holders of no more than 10% of the outstanding enherent Shares shall have exercised their statutory appraisal rights under the Delaware General Corporation Law.

7. TERMINATION.

(a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

(i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(ii) enherent may terminate this Agreement by giving written notice to Dynax at any time prior to the Effective Time (A) in the event Dynax has breached any Material representation, warranty, or covenant contained in this Agreement in any material respect, enherent has notified Dynax of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 15, 2005, by reason of the failure of any condition precedent under §6(a) (unless the failure results primarily from enherent breaching any representation, warranty, or covenant contained in this Agreement);

(iii) Dynax may terminate this Agreement by giving written notice to enherent at any time prior to the Effective Time (A) in the event enherent has breached any Material representation, warranty, or covenant contained in this Agreement in any material respect, Dynax has notified enherent of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 15, 2005, by reason of the failure of any condition precedent under §6(a) (unless the failure results primarily from Dynax breaching any representation, warranty, or covenant contained in this Agreement);

(iv) Either Party may terminate this Agreement by giving written notice to the other Party. In the event that either the Dynax Valuation or the enherent Fairness Opinion has been withdrawn prior to the Effective Time by either of the respective opinion givers and the relevant opinion giver certifies in writing that the withdrawal of opinion was not requested by the relevant Party and that the withdrawal of opinion is based on a Materially Adverse change in the business of the other Party.

(v) either Party may terminate this Agreement by giving written notice to the other Party at any time prior to the Effective Time in the event the Party’s board of directors authorizes such Party to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, notifies the other Party in writing that it intends to enter into such an agreement, attaching the most recent form of the agreement to the notice and the other Party does not within five (5) days of receipt of such notice offer to the Party that has delivered such notice revised merger terms that the Party delivering the notice determines in good faith is at least as favorable to its stockholders as the Superior Proposal; or

(vi) either Party may terminate this Agreement by giving written notice to the other Party at any time after the Special enherent Meeting or the Special Dynax Meeting in the event this Agreement and the Merger fail to receive the Requisite enherent Stockholder Approval or the Requisite Dynax Stockholder Approval.

(b) Effect of Termination.

(i) Except as is otherwise provided in §7(b)(ii) and (iii), if any Party terminates this Agreement pursuant to §7(a) above, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach);

(ii) If either Party terminates this Agreement by reason of a Material breach by the other Party of the terms of this Agreement, the breaching Party shall have the obligation to, within 30 days of the date of termination, reimburse the non-breaching Party for the lesser of: (a) $150,000; or (b) all documented expenses incurred by the non-breaching Party prior to the date of termination of this Agreement. Such expenses shall include legal and accounting fees and expenses, printing expenses and fees and expenses incurred in obtaining a valuation or fairness opinion.

(iii) If either Party terminates this Agreement pursuant to §7(a)(v), the terminating Party shall have the obligation to, within 30 days of the date of termination, reimburse the non-terminating Party for all documented expenses incurred by the non-terminating Party prior to the date of termination of this Agreement. Such expenses shall include legal and accounting fees and expenses, printing expenses and fees and expenses of financial advisors.

8. MISCELLANEOUS.

(a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in §2 concerning issuance of enherent Shares, the provisions in §5(h) concerning insurance and indemnification, and the provisions in §5(i) concerning certain requirements for a tax-free reorganization) will survive the Effective Time.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in §2 above concerning issuance of enherent Shares and the provisions in §5(i) above concerning certain requirements for a tax-free reorganization are intended for the benefit of Dynax Stockholders and (ii) the provisions in §5(h) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

(d) Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Dynax:

Dynax Solutions, Inc.

192 Lexington Avenue

New York NY 10016

Attention: Pamela Fredette

Copy to:

Starr, Gem, Davison & Rubin, P. C

103 Eisenhower Parkway

Roseland, NJ 07068

Attention: Ira M Starr, Esq.

If to enherent:

enherent Corp.

Corporate Headquarters and Sales and Development Office

80 Lamberton Road

Windsor, CT 06095

Attention: Douglas Catalano

Copy to:

Jackson Walker L.L.P.

Bank of America Plaza

901 Main Street, Suite 6000

Dallas, TX 75202

Attention: James S. Ryan III, Esq.

Any Party may send any notice, request, demand, claim, or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this section.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Except as specifically provided in 7(b)(ii) and (iii), each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the contemplated transactions. The Parties acknowledge that if the contemplated transactions are completed the Surviving Corporation will be responsible for all the fees and costs.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

(n) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated by reference and made a part of this Agreement

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

enherent Corp.

By:	/s/ Douglas Catalano
Douglas Catalano, President and CEO

Dynax Solutions, Inc.

By:	/s/ Pamela Fredette
Pamela Fredette, President and CEO